EXHIBIT 99.1


                               [GRAPHIC OMITTED]



                    SAVVIS ANNOUNCES SETTLEMENT WITH WINSTAR
        COURT CONFIRMS AGREEMENT BETWEEN PARTIES; ALL OBLIGATIONS SETTLED

HERNDON, VA & ST. LOUIS, MO, NOVEMBER 6, 2002 -- SAVVIS Communications Corporation (NASDAQ: SVVS), a global managed IP and managed hosting services provider, today announced court approval on November 5, 2002 of a settlement agreement with Winstar Communications, Inc., et al ("Winstar"). Under the agreement, SAVVIS agreed to pay Winstar $1.5 million in satisfaction of all disputes arising out of a series of agreements entered into by the parties in 2000 for the provision of certain telecommunications equipment and related services. In September 2001, Winstar had filed suit seeking a total of approximately $38 million from SAVVIS under the various agreements. Under the settlement agreement approved by the court yesterday, in addition to the $1.5 million payment, both parties have also agreed to release each other of any and all claims against the other. The settlement will result in SAVVIS recording a gain of $39.6 million in the fourth quarter of 2002.

Commenting on the settlement, Robert McCormick, SAVVIS' chairman and chief executive officer said, "We're pleased with the settlement and look forward to the positive long-term impact it will have on what is already among the strongest balance sheets in the telecommunications industry."

As a result of this transaction, SAVVIS' financial position has improved significantly through the elimination of over $40 million in liabilities. Debt is reduced by $25.0 million, other accrued liabilities are reduced by $8.4 million and deferred revenue is reduced by $7.7 million.

David Frear, SAVVIS' executive vice president and chief financial officer added, "As a result of this settlement, on a pro-forma basis as of September 30, 2002 SAVVIS has positive working capital, with a current ratio of 1.04. The company's capitalization is strong, with $42.6 million in cash, a debt to equity ratio of less than 0.7 and shareholders' equity totaling a robust $96.9 million."

The following summary financial data illustrates the balance sheet as if the transaction had occurred on September 30, 2002:

PRO FORMA BALANCE SHEET INFORMATION
                                                      SEPTEMBER 30, 2002
                                                      ------------------
                                                     ACTUAL     PRO-FORMA
                                                     ------     ---------
CASH AND CASH EQUIVALENTS                           $   44.1     $   42.6
TOTAL CURRENT ASSETS                                    67.1         65.6
TOTAL ASSETS                                        $  236.0     $  234.5
TOTAL CURRENT LIABILITIES                               73.0         63.3
DEFERRED REVENUE                                        11.6          4.0
DEBT AND CAPITAL LEASE OBLIGATIONS                      89.4         64.3
TOTAL LIABILITIES                                      178.7        137.6
STOCKHOLDERS' EQUITY                                    57.3         96.9

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $  236.0     $  234.5

ABOUT SAVVIS

SAVVIS Communications Corp. (NASDAQ: SVVS) is a global managed service provider that delivers IP VPNs, both private and public, and managed hosting services to businesses. SAVVIS targets the financial services industry and other enterprises with demanding network and hosting requirements such as legal, media, retail, professional services, and healthcare. Known as The Network that Powers Wall Street,SM SAVVIS connects to more than 4,700 financial institutions worldwide and provides a portfolio of services via Financial XchangeSM. Its customer base is 30% financial services, with 80% of its revenue derived from Managed IP VPNs.

SAVVIS' IP VPNs were named Product of the Year for 2001 by the editors of Network Magazine, surpassing well-known VPN providers such as AT&T, WorldCom, Sprint and Genuity. The company was ranked No. 53 in Deloitte & Touche's 2002 Fast 500 ranking of the fastest-growing technology companies in the U.S , and was recently awarded Frost & Sullivan's 2002 Market Engineering Award for Product Differentiation Innovation for its managed hosting services.

For more information about SAVVIS' Intelligent IP NetworkSM and managed hosting solutions, visit: http://www.savvis.net.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although SAVVIS believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from SAVVIS' expectations are set forth as risk factors in SAVVIS' SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 29, 2002. Many of these factors are beyond SAVVIS' ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, SAVVIS claims the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995. SAVVIS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FOR MORE INFORMATION, INVESTORS CONTACT:

DAVID FREAR                         NANCY BRIDGMAN LYSINGER
EVP - CFO                           VP, TREASURER
703-234-8120                        703-234-8134
DAVID.FREAR@SAVVIS.NET              NANCY.LYSINGER@SAVVIS.NET
----------------------              -------------------------

FOR MORE INFORMATION, MEDIA CONTACT:

CARTER B. CROMLEY
DIRECTOR OF PUBLIC RELATIONS & ANALYST RELATIONS
SAVVIS COMMUNICATIONS
(703) 234-8000
CARTER.CROMLEY@SAVVIS.NET
-------------------------

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